EX-16.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Wilmington Funds of our report dated June 24, 2021, relating to the financial statements and financial highlights, which appears in Wilmington Intermediate-Term Bond Fund and Wilmington Broad Market Bond Fund’s Annual Report on Form N-CSR for the year ended April 30, 2021. We also consent to the references to us under the headings “Financial Highlights” and “Incorporation of Documents by Reference into the SAI” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 15, 2021